Exhibit 99.1

FINAL

Insmed Announces Management Changes

BRIDGEWATER, N.J., March 27, 2019 /PR Newswire/ — Insmed Incorporated (Nasdaq:INSM), a global biopharmaceutical company on a mission to transform the lives of patients with serious and rare diseases, today announced that Paolo Tombesi, Chief Financial Officer, will be leaving the company effective June 2, 2019, and will thereafter remain available on a consulting basis.  A search is under way for a new Chief Financial Officer.

Insmed also announced the promotion of John Goll to Chief Accounting Officer, effective immediately.

“On behalf of the Company and the Board we want to thank Paolo for his many contributions to Insmed over the past two years,” said Will Lewis, Chairman and Chief Executive Officer of Insmed.  “We wish Paolo continued success in his future endeavors.  I also want to congratulate John on his promotion.”

Mr. Tombesi’s departure is not the result of any dispute or disagreement with the Company including any matters relating to the Company’s accounting practices or financial reporting.

About Insmed

Insmed Incorporated is a global biopharmaceutical company on a mission to transform the lives of patients with serious and rare diseases. Insmed’s first commercial product is ARIKAYCE® (amikacin liposome inhalation suspension), which is approved in the United States for the treatment of Mycobacterium avium complex (MAC) lung disease as part of a combination antibacterial drug regimen for adult patients with limited or no alternative treatment options. MAC lung disease is a rare and often chronic infection that can cause irreversible lung damage and can be fatal. Insmed’s earlier-stage clinical pipeline includes INS1007, a novel oral reversible inhibitor of dipeptidyl peptidase 1 with therapeutic potential in non-cystic fibrosis bronchiectasis and other inflammatory diseases, and INS1009, an inhaled formulation of a treprostinil prodrug that may offer a differentiated product profile for rare pulmonary disorders, including pulmonary arterial hypertension.  For more information, visit www.insmed.com.

Contact:

Blaine Davis
Insmed Incorporated
(908) 947-2841
blaine.davis@insmed.com